Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

202 1 RESULTS

- Collects Over 98% of First Quarter Rents -

GREAT NECK, New York, May 5, 2021 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2021.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “We collected 98% of billed rents in the first quarter, demonstrating the stability of our portfolio and our continuing success in navigating the impact of the pandemic. Contributing to these efforts is the ongoing transformation of One Liberty as an industrial-focused REIT. As we move forward, we remain committed to ensuring that the portfolio provides consistent cash flow to support our dividend. In addition, given the competitive environment for desirable industrial properties, we will remain diligent and disciplined in our pursuit of accretive acquisitions to create long-term sustained value for our stockholders.”

Operating Results:

Rental income was $20.7 million in the first quarter of 2021 compared to $21.2 million in the first quarter of 2020. The Company collected 98.3% of billed rent in the first quarter of 2021.

Total operating expenses were $13.2 million in the first quarter of 2021 compared to $12.4 million for the first quarter of 2020. Contributing to the change was a $344,000 increase in real estate operating expenses and a $308,000 increase in general and administrative expense due primarily to non-cash expense related to equity incentive awards.

Net income attributable to One Liberty in the first quarter of 2021 was $3.0 million, or

$0.13 per diluted share, compared to $7.8 million, or $0.39 per diluted share, in the first quarter of 2020. Net income for the 2020 quarter includes a $4.3 million, or $0.21 per diluted share, gain on sale of real estate, before giving effect to a $290,000, or $0.01 per diluted share, debt prepayment charge.

Adjusted Funds from Operations, or AFFO1, was $10.0 million, or $0.48 per diluted share, for the quarter ended March 31, 2021, compared to $10.2 million, or $0.51 per diluted share, for the corresponding quarter in the prior year. The change in AFFO is due primarily to a $337,000 increase in real estate operating expenses and a $122,000 reduction in rental income, offset by a $250,000 decrease in interest expense.

Funds from Operations, or FFO was $8.8 million, or $0.42 per diluted share, for the first quarter of 2021, compared to $9.2 million, or $0.46 per diluted share, in the first quarter of 2020. The change is due to the factors contributing to the decrease in AFFO as well as a $433,000 non-cash reduction in rental income related to straight-line rent accruals and amortization of lease intangibles and an increase of $367,000 of non-cash expense related to equity-based awards, offset by a $298,000 increase in other income and lease termination fee income and a $290,000 decrease in debt prepayment costs.

[1]	A description and reconciliation of non-GAAP financial measures (i.e., AFFO and FFO) to GAAP financial measures is presented later in this release.

Balance Sheet:

At March 31, 2021, the Company had $11.2 million of cash and cash equivalents, total assets of $768.2 million, total debt of $439.3 million, and total One Liberty Properties, Inc. stockholders’ equity of $287.2 million.

At May 3, 2021, One Liberty’s available liquidity was $81.5 million, including $6.8 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $74.7 million available under its credit facility. The facility is currently available for the acquisition of commercial real estate, repayment of mortgage debt, and up to $10 million and $19 million for renovation and operating expenses, respectively.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, OLP does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and certain other non-recurring fees and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), income on insurance recoveries from casualties and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors that could adversely affect the Company is the current pandemic of the novel coronavirus, or COVID-19, and the governmental and non-governmental responses thereto. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Information regarding other important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the period ended March 31, 2021 and in particular, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	March 31,	December 31,
	2021	2020

ASSETS
Real estate investments, at cost	$840,248	$839,058
Accumulated depreciation	(151,557)	(147,136)
Real estate investments, net	688,691	691,922

Investment in unconsolidated joint ventures	10,580	10,702
Cash and cash equivalents	11,245	12,705
Unbilled rent receivable	15,391	15,438
Unamortized intangible lease assets, net	23,306	24,703
Other assets	18,953	20,667
Total assets	$768,166	$776,137

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,684 and $3,845 of deferred financing costs, respectively	$424,271	$429,704
Line of credit-outstanding, net of $377 and $425 of deferred financing costs, respectively	15,073	12,525
Unamortized intangible lease liabilities, net	10,794	11,189
Other liabilities	29,589	30,759
Total liabilities	479,727	484,177

Total One Liberty Properties, Inc. stockholders' equity	287,241	290,767
Non-controlling interests in consolidated joint ventures	1,198	1,193
Total equity	288,439	291,960
Total liabilities and equity	$768,166	$776,137

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Rental income, net	$20,684	$21,239
Lease termination fees	132	-
Total revenues	20,816	21,239

Operating expenses:
Depreciation and amortization	5,757	5,674
General and administrative	3,642	3,334
Real estate operating expenses	3,686	3,342
State taxes	75	82
Total operating expenses	13,160	12,432

Other operating income
Gain on sale of real estate, net	-	4,252
Operating income	7,656	13,059

Other income and expenses:
Equity in (loss) earnings of unconsolidated joint ventures	(22)	64
Equity in earnings from sale of unconsolidated joint venture property	-	121
Prepayment costs on debt	-	(290)
Other income	170	4
Interest:
Expense	(4,634)	(4,884)
Amortization and write-off of deferred financing costs	(213)	(243)

Net income	2,957	7,831
Net loss (income) attributable to non-controlling interests	5	(5)

Net income attributable to One Liberty Properties, Inc.	$2,962	$7,826

Net income per share attributable to common stockholders-diluted	$0.13	$0.39

Funds from operations - Note 1	$8,839	$9,249
Funds from operations per common share-diluted - Note 2	$0.42	$0.46

Adjusted funds from operations - Note 1	$10,009	$10,180
Adjusted funds from operations per common share-diluted - Note 2	$0.48	$0.51

Weighted average number of common shares outstanding:
Basic	20,003	19,361
Diluted	20,061	19,374

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$2,962	$7,826
Add: depreciation and amortization of properties	5,655	5,573
Add: our share of depreciation and amortization of unconsolidated joint ventures	134	139
Add: amortization of deferred leasing costs	102	101
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	7	4
Deduct: gain on sale of real estate, net	-	(4,252)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	(121)
Adjustments for non-controlling interests	(21)	(21)
NAREIT funds from operations applicable to common stock	8,839	9,249
Deduct: straight-line rent accruals and amortization of lease intangibles	(137)	(570)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(1)	(13)
Deduct: lease termination fee income	(132)	-
Deduct: lease assignment fee income	(100)	-
Add: amortization of restricted stock compensation	1,343	976
Add: prepayment costs on debt	-	290
Deduct: income on insurance recoveries from casualty loss	(20)	-
Add: amortization and write-off of deferred financing costs	213	243
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	4
Adjustments for non-controlling interests	-	1
Adjusted funds from operations applicable to common stock	$10,009	$10,180

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.13	$0.39
Add: depreciation and amortization of properties	0.28	0.27
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	-	0.01
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-
Deduct: gain on sale of real estate, net	-	(0.21)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	(0.01)
Adjustments for non-controlling interests	-	-
NAREIT funds from operations per share of common stock-diluted (a)	0.42	0.46
Deduct: straight-line rent accruals and amortization of lease intangibles	(0.01)	(0.02)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Deduct: lease termination fee income	(0.01)	-
Deduct: lease assignment fee income	-	-
Add: amortization of restricted stock compensation	0.07	0.05
Add: prepayment costs on debt	-	0.01
Deduct: income on insurance recoveries from casualty loss	-	-
Add: amortization and write-off of deferred financing costs	0.01	0.01
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	-	-
Adjusted funds from operations per share of common stock-diluted (a)	$0.48	$0.51

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.